Exhibit 99.1

Blue Buffalo Reports Third Quarter 2017 Results

Wilton, CT - November 7, 2017 - Blue Buffalo Pet Products, Inc. (the “Company”) (NASDAQ: BUFF), the leading natural pet food company in the United States, today announced its third quarter 2017 results.

•	Third Quarter Highlights

◦	Net sales of $341 million, up 18.4%

◦	Net income of $53 million, up 147.4%; Adjusted Net Income of $53 million, up 19.1%

◦	Adjusted EBITDA of $89 million, up 20.0%

◦	Diluted EPS of $0.27, up 148.4% Adjusted Diluted EPS of $0.27, up 19.6%

•	2017 Outlook

◦	Net sales between $1,250 and $1,265 million

◦	Adjusted Diluted EPS between $0.91 and $0.93

“We are excited about the progress of our launch of BLUE Life Protection Formula into the mass and grocery channel and look forward to growing our business as we expand distribution over the next few years,” said Blue Buffalo CEO, Billy Bishop. “In addition, we are continuing to invest behind our exclusive specialty lines to maintain our leadership position in the specialty channel.”

Third Quarter of 2017 Compared to Third Quarter of 2016
Net sales increased $52.8 million, or 18.4%, to $340.8 million, driven primarily by volume growth and favorable product mix. Net sales of Dry Foods increased $31.1 million, or 13.3%, to $265.0 million while net sales of Wet Foods, Treats and Other Products increased $21.7 million, or 40.1%, to $75.9 million.
Gross profit increased $27.6 million, or 20.7%, to $160.8 million and gross margin was 47.2%, up 90 bps compared with 46.3% in the third quarter of 2016. The increase in gross margin was driven primarily by favorable product mix and supply chain efficiencies, which were partially offset by higher distribution and warehousing costs.
Selling, general, and administrative expenses increased $9.7 million, or 14.8%, to $75.2 million. Adjusted SG&A, which excludes litigation expenses and costs incurred for our public offerings, increased $12.8 million, or 20.5%. The increase was primarily due to our ongoing investment in advertising and marketing consistent with our brand building strategy.
Net income increased $31.7 million, or 147.4%, to $53.1 million in the third quarter of 2017, as compared to $21.5 million in the third quarter of 2016. Adjusted Net Income, which excludes litigation expenses and costs incurred for our public offerings, increased $8.5 million, or 19.1%, to $53.3 million in the third quarter of 2017, compared to $44.7 million in the third quarter of 2016. Diluted Earnings Per Share in the third quarter of 2017 increased 148.4% to $0.27, compared to $0.11 in the third quarter of 2016. Adjusted Diluted Earnings Per Share in the third quarter of 2017 increased 19.6% to $0.27, compared to $0.22 in the third quarter of 2016.
First Nine Months of 2017 Compared to First Nine Months of 2016
Net sales increased $82.9 million, or 9.7%, to $937.6 million, driven primarily by volume growth and favorable product mix. Net sales of Dry Foods increased $53.4 million, or 7.7%, to $747.6 million while net sales of Wet Foods, Treats and Other Products increased $29.6 million, or 18.4%, to $190.0 million.
Gross profit increased $53.5 million, or 13.9%, to $437.2 million and gross margin was 46.6%, up 170 bps compared with 44.9% in the first nine months of 2016. The increase in gross margin was driven primarily by supply chain efficiencies and favorable product mix.
Selling, general, and administrative expenses increased $20.0 million, or 10.5%, to $210.8 million. Adjusted SG&A, which excludes litigation expenses and costs incurred for our public offerings, increased $25.4 million, or 13.9%. The increase was primarily due to our ongoing investment in advertising and marketing consistent with our brand building strategy.
Net income increased $44.5 million, or 46.6%, to $139.9 million as compared to $95.4 million in the first nine months of 2016. Adjusted Net Income, which excludes litigation expenses and costs incurred for our public offerings, increased $19.9 million, or 16.4%, to $141.2 million in the first nine months of 2017, compared to

$121.3 million in the first nine months of 2016. Diluted Earnings Per Share in the first nine months of 2017 increased 46.6% to $0.70 compared to $0.48 in the first nine months of 2016. Adjusted Diluted Earnings Per Share in the first nine months of 2017 increased 16.4% to $0.71, compared to $0.61 in the first nine months of 2016.
Net cash provided by operating activities was $121.2 million in the first nine months of 2017 compared with $111.5 million in the first nine months of 2016. Net cash provided by operating activities for the first nine months of 2016 was reduced by $20.0 million, which includes $12.0 million of cash tax savings, related to our settlement agreement in the U.S. consumer class action lawsuits. Cash and cash equivalents were $308.4 million as of September 30, 2017 as compared to $292.7 million as of December 31, 2016. Capital expenditures for the first nine months of 2017 and 2016 were $71.7 million and $17.9 million, respectively.
Full Year 2017 Outlook
For the full year 2017, the Company expects to deliver net sales between $1,250 million and $1,265 million. The Company expects its Adjusted Diluted Earnings Per Share to be between $0.91 and $0.93. The outlook for full year 2017 Adjusted Earnings Per Share excludes costs related to litigation. The Company expects 2017 capital expenditures to be between $150 million and $170 million. The full year 2017 effective tax rate is expected to be between 36.4% and 36.9%.
Share Repurchase Program
During the three months ended September 30, 2017, the Company repurchased approximately 2.1 million shares of its common stock through open market purchases at an average price of $23.89, and a total cost of $50.0 million, including broker's commissions. As of September 30, 2017, the share repurchase program was fully executed.
Important Information Regarding Non-GAAP Financial Measures
The Company presents non-GAAP financial measures, including Adjusted Net Income, Adjusted EBITDA, Adjusted Diluted EPS, Adjusted SG&A, Adjusted Income Taxes, Adjusted Operating Income and Adjusted Gross Profit, in this press release as management uses these measures in assessing our operating performance, and we believe they are helpful to investors, securities analysts and other interested parties, in evaluating the performance of companies in our industry. We also believe that these non-GAAP financial measures are useful to management and investors, securities analysts and other interested parties as measures of our comparative operating performance from period to period. These non-GAAP financial measures are not measurements of financial performance under GAAP. They should not be considered as alternatives to cash flow from operating activities, as measures of liquidity, or as alternatives to net income as a measure of our operating performance or any other measures of performance derived in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Please see the schedules to this press release for additional information and reconciliations of such non-GAAP financial measures to the nearest GAAP measure. With respect to our expectations under “Full Year 2017 Outlook” above, for Adjusted Diluted EPS a reconciliation to the closest corresponding GAAP financial measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to litigation expenses excluded from this non-GAAP financial measure. We expect the variability of these charges to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.
Conference Call:
At 5 p.m. (Eastern Time) today, the Company will host a conference call to provide additional commentary on third quarter 2017 results. Further details will be accessible on the Company’s website at http://ir.bluebuffalo.com. Participants may dial 844-743-2498 in the United States or 661-378-9532 internationally and use the access code 99782268, or access the webcast through the Company’s website at http://ir.bluebuffalo.com. Participants are encouraged to dial into the call or link to the webcast at least fifteen minutes prior to the scheduled start time. A replay of the call will be available from November 7, 2017 to November 21, 2017 following the call. To access the replay, dial 855-859-2056 or 404-537-3406 and use the access code 99782268. The archive of the webcast will be available for a limited time on the Company’s website at http://ir.bluebuffalo.com.
About Blue Buffalo
Blue Buffalo, based in Wilton, CT, is the nation's leading natural pet food company, providing natural foods and treats for dogs and cats under its BLUE Life Protection Formula, BLUE Wilderness, BLUE Basics, BLUE Freedom, BLUE Natural Veterinary Diet and BLUE Earth's Essentials lines. Paying tribute to its founding mission, the Company, through the Blue Buffalo Foundation, is a leading sponsor of pet cancer awareness and of critical research studies of pet cancer, including causes, treatments and the role of nutrition, at leading veterinary medical schools and clinics across the United States. For more information about Blue Buffalo, visit the Company’s website at www.BlueBuffalo.com.
Forward-looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the expectations regarding the performance of the Company's business, financial results, liquidity and capital resources and other non-historical statements, including the statements in the “Full Year 2017 Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “forecast,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks inherent to the pet food industry, macroeconomic factors beyond the Company’s control, competition for customers, risks related to the Company’s manufacturing and supply chain, the success of the Company’s Heartland manufacturing facility, risk of disruption at the Company’s third party distribution centers, risks related to the Company’s expansion outside the United States, the Company’s ability to protect the Company’s intellectual property and that of third parties, performance of the Company's information technology systems, adverse litigation judgments or settlements and the Company’s indebtedness. Additional factors that could cause the Company's results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2017, as such risk factors may be updated from time to time in our periodic filings with the SEC, and which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Contacts:
Investors & Financial Analysts
Michael Nathenson
EVP & CFO
203-665-3400
investors@bluebuff.com
Media
Phil Cheevers
VP, Communications
203-665-3234
media@bluebuff.com

Blue Buffalo Pet Products, Inc.
Unaudited Condensed Consolidated Statements of Income
(dollars in thousands, except for share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net sales	$340,845	$287,996	$937,627	$854,682
Cost of sales	180,028	154,787	500,398	470,938
Gross profit	160,817	133,209	437,229	383,744
Selling, general and administrative expenses	75,188	65,493	210,799	190,849
Provision for legal settlement	—	32,000	—	32,000
Operating income	85,629	35,716	226,430	160,895
Interest expense	2,667	3,766	8,979	11,233
Interest income	(488)	(137)	(787)	(361)
Other non-operating (income) expense, net	(52)	—	32	—
Income before income taxes	83,502	32,087	218,206	150,023
Provision for income taxes	30,365	10,605	78,297	54,584
Net income	$53,137	$21,482	$139,909	$95,439

Basic net income per common share	$0.27	$0.11	$0.71	$0.49
Diluted net income per common share	$0.27	$0.11	$0.70	$0.48
Basic weighted average shares	196,121,691	196,445,684	196,577,436	196,311,529
Diluted weighted average shares	198,659,459	199,452,308	199,258,760	199,290,017

Blue Buffalo Pet Products, Inc.
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except for share data)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$308,382	$292,656
Receivables, net	150,545	115,446
Inventories	77,862	70,941
Prepaid expenses and other current assets	7,712	6,130
Total current assets	544,501	485,173

Restricted cash	781	781
Property, plant and equipment, net	242,702	162,232
Deferred income taxes	52	1,311
Other assets	1,056	853
Total assets	$789,092	$650,350

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$4,000	$3,960
Accounts payable	56,473	35,238
Other current liabilities	68,436	59,629
Total current liabilities	128,909	98,827

Long-term debt	390,776	379,177
Deferred income taxes	13,687	12,660
Other long-term liabilities	12,465	13,348
Total liabilities	545,837	504,012

Commitments and contingencies
Stockholders’ equity:
Preferred stock; $0.01 par value; 150,000,000 shares authorized; none issued or outstanding at September 30, 2017 and December 31, 2016	—	—
Common stock, voting; $0.01 par value; 1,500,000,000 shares authorized; 197,344,697 and 196,524,010 shares issued at September 30, 2017 and December 31, 2016, respectively	1,973	1,965
Additional paid-in capital	78,915	71,420
Retained earnings	212,601	72,692
Accumulated other comprehensive (loss) income	(234)	261
Treasury stock, at cost; 2,092,774 and no shares at September 30, 2017 and December 31, 2016, respectively	(50,000)	—
Total stockholders’ equity	243,255	146,338
Total liabilities and stockholders’ equity	$789,092	$650,350

Blue Buffalo Pet Products, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(dollars in thousands)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net income	$139,909	$95,439
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,767	6,766
Amortization of debt issuance costs	247	91
Stock-based compensation	2,976	3,051
(Gain) loss on disposal of fixed assets	562	(2)
Deferred income taxes	2,286	3,061
Provision for legal settlement	—	32,000
Payment of legal settlement	—	(32,000)
Effect of changes in operating assets and liabilities:
Receivables	(35,324)	(12,282)
Inventories	(6,850)	8,257
Prepaid expenses and other assets	(1,849)	(2,066)
Accounts payable	20,812	4,055
Other liabilities	(9,292)	5,158
Net cash provided by operating activities	121,244	111,528

Cash flows from investing activities:
Capital expenditures	(71,665)	(17,901)
Restricted cash	—	(308)
Proceeds from the sale of fixed assets	—	15
Net cash used in investing activities	(71,665)	(18,194)

Cash flows from financing activities:
Proceeds from borrowings of new debt	400,000	—
Repayment of long-term debt	(382,147)	—
Payments related to long-term refinancing	(4,382)	—
Principal payments on long-term debt	(1,990)	(2,970)
Repurchases of common stock	(50,000)	—
Proceeds from exercise of stock options	4,527	1,805
Net cash used in financing activities	(33,992)	(1,165)

Effect of exchange rate changes on cash and cash equivalents	139	(60)
Net increase in cash and cash equivalents	15,726	92,109
Cash and cash equivalents at beginning of period	292,656	224,253
Cash and cash equivalents at end of period	$308,382	$316,362

Supplemental schedule of non-cash investing activities:
Accruals related to property, plant and equipment	17,125	—

Blue Buffalo Pet Products, Inc.
Reconciliation of GAAP to Adjusted Results*
(dollars in millions, except for share data)

	Three Months Ended September 30, 2017
	Gross Profit	% of Sales	SG&A	% of Sales	Operating Income	% of Sales	Income Taxes	% of Sales	Net Income	% of Sales	Diluted EPS

As reported (GAAP)	$160.8	47.2%	$75.2	22.1%	$85.6	25.1%	$30.4	8.9%	$53.1	15.6%	$0.27
Litigation expenses (a)	—		0.2	0.1%	0.2	0.1%	0.1	—%	0.1	—%	—
As adjusted	$160.8	47.2%	$75.0	22.0%	$85.8	25.2%	$30.4	8.9%	$53.3	15.6%	$0.27

	Three Months Ended September 30, 2016
	Gross Profit	% of Sales	SG&A	% of Sales	Operating Income	% of Sales	Income Taxes	% of Sales	Net Income	% of Sales	Diluted EPS

As reported (GAAP)	$133.2	46.3%	$65.5	22.7%	$35.7	12.4%	$10.6	3.7%	$21.5	7.5%	$0.11
Litigation expenses (a)	—		2.1	0.7%	2.1	0.7%	0.8	0.3%	1.3	0.5%	0.01
Public offering costs (b)	—		1.2	0.4%	1.2	0.4%	(0.3)	(0.1)%	1.5	0.5%	0.01
Provision for legal settlement (c)	—		—		32.0	11.1%	11.6	4.0%	20.4	7.1%	0.10
As adjusted	$133.2	46.3%	$62.2	21.6%	$71.0	24.6%	$22.6	7.9%	$44.7	15.5%	$0.22

	Nine Months Ended September 30, 2017
	Gross Profit	% of Sales	SG&A	% of Sales	Operating Income	% of Sales	Income Taxes	% of Sales	Net Income	% of Sales	Diluted EPS

As reported (GAAP)	$437.2	46.6%	$210.8	22.5%	$226.4	24.1%	$78.3	8.4%	$139.9	14.9%	$0.70
Litigation expenses (a)	—		2.1	0.2%	2.1	0.2%	0.8	0.1%	1.3	0.1%	0.01
As adjusted	$437.2	46.6%	$208.7	22.3%	$228.5	24.4%	$79.1	8.4%	$141.2	15.1%	$0.71

	Nine Months Ended September 30, 2016
	Gross Profit	% of Sales	SG&A	% of Sales	Operating Income	% of Sales	Income Taxes	% of Sales	Net Income	% of Sales	Diluted EPS

As reported (GAAP)	$383.7	44.9%	$190.8	22.3%	$160.9	18.8%	$54.6	6.4%	$95.4	11.2%	$0.48
Litigation expenses (a)	—		5.4	0.6%	5.4	0.6%	2.0	0.2%	3.5	0.4%	0.02
Public offering costs (b)	—		2.1	0.2%	2.1	0.2%	—	—%	2.1	0.2%	0.01
Provision for legal settlement (c)	—		—		32.0	3.7%	11.6	1.4%	20.4	2.4%	0.10
As adjusted	$383.7	44.9%	$183.3	21.4%	$200.4	23.5%	$68.2	8.0%	$121.3	14.2%	$0.61

* Amounts may not be additive due to rounding.
(a) Represents costs primarily related to our litigation against the third party ingredient supplier and broker that sold us mislabeled ingredients, as well as against our insurance providers, in connection with the litigation with Nestlé Purina PetCare Company that was settled in November 2016.

(b) Represents costs incurred for our public offerings.
(c) Represents a provision related to the Settlement Agreement entered into in November 2016.

Blue Buffalo Pet Products, Inc.
Reconciliation of GAAP to Adjusted Results*
(dollars in millions, except for share data)

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income	$53.1	$21.5	$139.9	$95.4
Interest expense, net	2.2	3.6	8.2	10.9
Provision for income taxes	30.4	10.6	78.3	54.6
Depreciation and amortization	2.5	2.3	7.8	6.8
EBITDA (a)	88.1	38.0	234.2	167.7
Litigation expenses (b)	0.2	2.1	2.1	5.4
Public offering costs (c)	—	1.2	—	2.1
Provision for legal settlement (d)	—	32.0	—	32.0
Stock-based compensation (e)	0.8	1.0	3.0	3.1
Adjusted EBITDA	$89.2	$74.3	$239.2	$210.2

* Amounts may not be additive due to rounding.
(a) EBITDA represents net income plus interest expense, net, provision for income taxes and depreciation and amortization.
(b) Represents costs primarily related to our litigation against the third party ingredient supplier and broker that sold us mislabeled ingredients, as well as against our insurance providers, in connection with the litigation with Nestlé Purina PetCare Company that was settled in November 2016.

(c) Represents costs incurred for our public offerings.
(d) Represents a provision related to the Settlement Agreement entered into in November 2016.
(e) Represents non-cash, stock-based compensation expense.